                               SERVICES AGREEMENT

This Agreement is made as of July 22, 2002, by and among Equitable Life Assurance Society, a New York corporation ("Recordkeeper"), on behalf of its Separate Account 206 ("Separate Account"), Strong Investor Services, Inc. ("Company"), a Wisconsin corporation and the transfer agent for the investment company(ies), or series or classes thereof identified on Schedule A to this Agreement (the "Funds"), and Strong Investments, Inc. ("Distributors"), a Wisconsin corporation and the distributor for the Funds.

                             PRELIMINARY STATEMENTS

    A. Recordkeeper will, on a continuing basis, provide administrative services and functions comprised of, but not limited to, recordkeeping, reporting and processing services for certain group annuity contracts issued by Recordkeeper to defined contribution plans and other employee benefit plans that meet the requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the "Plan"), which services include processing and transfer arrangements for the investment and reinvestment of Plan assets in Funds specified by an investment adviser, sponsor or administrative committee of the Plan (a "Plan Representative") generally upon the direction of Plan beneficiaries (the "Participants").

    B. Many of the services to be provided will relieve the Funds, Company and/or their affiliates from performing functions or incurring costs that apply when shares of the Funds are issued, held or redeemed directly by the ultimate investors, rather than, as here, through intermediary plans.

    C. Recordkeeper and Company desire to facilitate the purchase and redemption of shares of the Funds, on behalf of the Plans and their Participants through one or more omnibus accounts, which number shall be as mutually agreed upon by the parties, in each Fund (each, an "Account") to be maintained of record by Recordkeeper as nominee of the Plan, subject to the terms and conditions of this Agreement.

    D. Recordkeeper shall be the record-owner of the shares of the Funds.

                                   AGREEMENTS

The parties agree as follows:

    1. Performance of Services. Recordkeeper will perform the administrative functions and services specified in Schedule B attached to this Agreement with respect to the shares of the Funds owned by Recordkeeper on behalf of the Plans and included in the Accounts, as may be requested by the Plans' Representative (the "Services"). Nothing in this Agreement shall limit Recordkeeper's right to engage one or more subcontractors or agents (each, a "Designee") to provide all or any portion of the Services, but no such engagement shall relieve Recordkeeper of its duties, responsibilities, obligations, agreements or liabilities under this Agreement.


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    2. The Accounts.

       (a) Each Account shall be opened based upon the information contained in Schedule C to this Agreement. In connection with each Account, Recordkeeper represents, warrants and certifies that it is the owner of the shares in the Funds on behalf of the Plans and is authorized to act on behalf of each Plan effecting transactions in its Account and that the Account information communicated to Distributors, including the taxpayer ID number, is accurate and correct.

       (b) The Fund shall designate each Account with an account number. Account numbers shall be the means of identification when the parties to this Agreement (each a "Party" and collectively the "Parties") are transacting in the Accounts. The assets in the Accounts are assets of Recordkeeper's Separate Account and are segregated from Recordkeeper's own assets. Company agrees to cause the Accounts to be kept open on each Fund's books regardless of a lack of activity or small position size except to the extent Recordkeeper takes specific action to close an Account or to the extent the Fund's prospectus reserves the right to close accounts which are inactive or of a small position size. In the latter two cases, Company shall give at least sixty (60) days prior written notice to Recordkeeper before closing an Account.

       (c) Recordkeeper agrees to provide Company, (i) by the 15th day of each month, with a report which indicates the number of Participants that beneficially hold, through a Plan, Active Interests in each Account as of the last day of the prior month (an "Active Interest" shall mean a Participant that holds a positive dollar balance as of the last day of the prior month) and (ii) any other information as Company or Distributors may reasonably request concerning the Participants as may be necessary or advisable to enable Company and Distributors to comply with applicable laws, including state "Blue Sky" laws relating to the sales of Fund shares to the Accounts, subject to any applicable confidentiality laws, rules and/or regulations.

    3. Pricing Information. For each Fund, Distributors shall use its best efforts to furnish to Recordkeeper prior to 6:00 p.m., Centrat Time, on each day that such Fund is open for business (a "Business Day"): (a) the Fund's closing net asset value for that day, and (b) the daily accrual for interest rate factor ("mil rate") for those Funds for which the mil rate is calculated. Distributors shall communicate this information via facsimile or indirect or direct systems access acceptable to Recordkeeper.

    4. Price Errors.

       (a) Notification. If an adjustment is required in accordance with a Fund's then current policies on reimbursement ("Fund Reimbursement Policies") to correct any error in the computation of the net asset value of Fund shares ("Price Error"), Company or Distributors shall notify Recordkeeper as soon as practicable after discovering the Price Error. Notice may be made via facsimile or via direct systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund's other shareholders, the reason for the price change.


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

       (b) Underpayments. If a Price Error causes an Account to receive less than the amount to which it otherwise would have been entitled, Company shall make all necessary adjustments (subject to the Fund Reimbursement Policies) so that the Account receives the amount to which it would have been entitled.

       (c) Overpayments. If a Price Error causes an Account to receive more than the amount to which it otherwise would have been entitled, Recordkeeper, when requested by Company (in accordance with the Fund Reimbursement Policies), shall use its best efforts to collect such excess amounts from the applicable customers.

       (d) Fund Reimbursement Policies. Company agrees to treat Recordkeeper's customers no less favorably than Company treats other Fund shareholders in applying the provisions of paragraphs 4(b) and 4(c).

    5. Purchase and Redemption Orders.

       (a) On each Business Day, Recordkeeper shall aggregate and calculate the net purchase and redemption orders for each Plan from Participants or Plan Representatives for shares of a Fund that it received prior to the close of trading on the New York Stock Exchange (the "NYSE") (i.e., 3:00 p.m., Central Time, unless the NYSE closes at an earlier time in which case such earlier time shall apply), and communicate to Distributors the net aggregate purchase or redemption order (if any) for each Account for such Business Day (which is also sometimes referred to herein as the Trade Date). This communication shall be by electronic transmission through direct access to Company's recordkeeping system, telephone, or facsimile (or by such other means as the Parties to this Agreement may agree to in writing) and shall be received by Distributors prior to 8:00 a.m., Central Time, on the next Business Day following the Trade Date. All trades communicated to Distributors by this deadline shall be treated by Distributors as if they were received by Distributors prior to the close of trading on the Trade Date.

       (b) Notice of Large Redemptions. Recordkeeper agrees to provide Company and Distributors with at least seven (7) business days prior written notice of any redemption in excess of ten (10) million dollars that is outside the normal operation of a Plan, arising from a Recordkeeper driven redistribution of assets within Recordkeeper's account with Company or a decision by the American Dental Association to replace a Fund.

       (c) No Conditional Orders. Recordkeeper shall not accept any conditional orders. Distributors may in its sole discretion accept or reject an "as of" order. If an "as of" order is accepted by Distributors, Recordkeeper agrees to indemnify the applicable Fund for any damage to the Fund or its shareholders caused by the acceptance of such order.

       (d) Agency. Distributors appoint Recordkeeper as its agent for the limited purpose of accepting purchase and redemption instructions from the Plans and their Participants.


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    6. Settlement of Transactions.

       (a) Purchases. Recordkeeper will wire, or arrange for the wire of, the purchase price of each purchase order to the custodian for the Fund in accordance with written purchase instructions provided by Distributors to Recordkeeper so that either (i) such funds are received by the custodian for the Fund prior to 10:30 a.m., Central Time, on the next Business Day following the Trade Date, or (ii) Distributors is provided with a Federal Funds wire system reference number prior to such 10:30 a.m. deadline evidencing the entry of the wire transfer of the purchase price to the applicable custodian into the Federal Funds wire system prior to such time. Recordkeeper agrees that if it fails to comply with conditions set forth in 6(a)(i) or (ii), then, at the option of Distributors, (A) the transaction may be canceled, or (B) the transaction may be processed at the next-determined net asset value for the applicable Fund after purchase order funds are received. In such event, Recordkeeper shall indemnify and hold harmless Company, Distributors and the applicable Fund from any liabilities, costs and damages either may suffer as a result of such failure.

       (b) Redemptions. Company shall use its best efforts to cause to be transmitted, by wire transfer on the Business Day immediately following the Trade Date, to such account as Recordkeeper shall direct in writing, the proceeds of all redemption orders placed by Recordkeeper by 8:00 a.m., Central Time, on the Business Day immediately following the Trade Date. If a redemption order is received after 8:00 a.m., Central Time, payment for redeemed shares will be made on the next following Business Day. Should Company need to extend the settlement on a trade, it shall contact Recordkeeper to discuss the extension; provided, however, that any such extension shall not relieve Distributors of its settlement obligations under applicable law. For purposes of determining the length of settlement, Company agrees to treat Participants who beneficially hold shares of the Funds through the Plans no less favorably than other shareholders of the Funds. Each wire transfer of redemption proceeds shall indicate, on the Federal Funds wire system, the amount attributable to the bank account number provided by Recordkeeper; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, Company shall, on the day the wire is sent, fax such entries to Recordkeeper or, if possible, send via direct or indirect systems access until otherwise directed by Recordkeeper in writing.

    7. Maintenance of Records.

       (a) Recordkeeping and administrative services to Participants shall be the responsibility of Recordkeeper and shall not be the responsibility of the Funds, Company or Distributors. Neither the Funds, Company nor Distributors shall maintain separate accounts or records for the Participants. Recordkeeper shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services and in making shares of the Funds available to the Plans.

       (b) Upon the reasonable request of a Party (the "Requesting Party") to another Party (the "Requested Party"), the Requested Party shall provide the Requesting Party with copies of all the historical records relating to transactions contemplated under this Agreement as are maintained by the Requested Party in the ordinary course of its business, and as may enable the Requesting Party or its representatives, including without limitation its auditors or legal counsel, to (i) monitor and review the Services, (ii) comply with any request of a governmental body or self-regulatory organization or the Plans, (iii) verify compliance with the terms of this Agreement, (iv) make required regulatory reports, or (v) perform general customer supervision. Recordkeeper agrees that it shall permit Company and Distributors or representatives of either to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services and to verify to Company's reasonable satisfaction that all purchase and redemption orders aggregated for each Trade Date were received by Recordkeeper or its Designees prior to the close of trading on the NYSE on such Trade Date.

       (c) The Parties agree to cooperate in good faith in providing records to one another pursuant to this Section 7.

    8. Account Activity and Distribution Information.

       (a) Distributors and/or Company shall provide Recordkeeper (i) confirmations of Account activity the following Business Day after each day on which a purchase or redemption of Fund shares is effected for an Account, (ii) statements detailing activity in each Account no less frequently than monthly, and (iii) other information as may be reasonably requested by Recordkeeper.

       (b) As to each Fund, Company or Distributors shall provide Recordkeeper with all distribution announcement information as soon as it is announced by each Fund. The distribution information shall set forth ex-dates, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by Recordkeeper. Where possible, Company or Distributors shall provide Recordkeeper with direct or indirect systems access to Company's systems for obtaining such distribution information.

       (c) Company shall furnish to Recordkeeper on payable date any dividends or capital gain distributions payable on the Fund shares no later than 3:00 pm Central Time. Recordkeeper hereby elects to receive all such dividends and distributions as are payable on a Fund's shares in additional shares of that Fund. Recordkeeper reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash. Company shall notify Recordkeeper of the ex dividend date and the payable date for the entire year by January of every calendar year.

    9. Proxies. Recordkeeper shall, at its expense, distribute, or arrange for the distribution of, all proxy material furnished by the Funds to each Plan and, if applicable, vote each Plan's shares as directed by the Plan Representatives. Recordkeeper shall not be responsible for any expenses in connection with tabulating the votes. Recordkeeper and its agents shall in no way recommend action in connection with or oppose or interfere with the solicitation of such proxies.

                                       5


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    10. Fund Expenses. Recordkeeper shall not bear any of the expenses for the cost of registration of the Funds' shares, preparation of the Funds' prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by law.

    11. Plan and Participant Communications.

       (a) Company and Distributors shall, as applicable, provide on a timely basis in bulk to Recordkeeper or its authorized representative, at a single address and at no expense to Recordkeeper, the following shareholder communications materials prepared for circulation to shareholders of record of a Fund in quantities requested by Recordkeeper which are sufficient to allow mailing thereof by Recordkeeper or a Plan Representative and to all
Participants: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof. Neither the Funds, Company nor Distributors shall be responsible for the cost of distributing such materials to Plan Representatives or Participants.

       (b) If so requested by Recordkeeper, Company or Distributors shall use its best efforts to review sales literature and other marketing materials prepared by Recordkeeper which relate to the Funds, Company or Distributors for factual accuracy as to these entities, provided that Company or Distributors is provided at least five Business Days to review the materials. Neither Company nor Distributors shall review the materials for compliance with applicable laws. Notwithstanding the foregoing, Recordkeeper shall provide Company with copies of all sales literature and other marketing materials which refer to the Funds, Company or Distributors within five Business Days after their first use, regardless of whether Company or Distributors has previously reviewed the materials. If so requested by Company or Distributors, Recordkeeper shall cease to use any sales literature or marketing materials which refer to the Funds, Company or Distributors that Company or Distributors determines to be inaccurate or misleading.

       (c) Neither Company, the Funds nor Distributors shall give any information or make any representations on behalf of Recordkeeper or concerning Recordkeeper, each Account, or the Plans other than the information or representations contained in a registration statement, prospectus or SAI for the Plans, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in published reports pertaining to the Plans which are in the public domain or approved by Recordkeeper for distribution to Participants, or in sales literature or other promotional material approved by Recordkeeper, except with the prior written permission of Recordkeeper. Recordkeeper agrees to respond to any request for approval within 10 business days of receipt of the request.

    12. Compliance with Laws. Company, Distributors, Recordkeeper and their Designees shall comply with all laws, rules and regulations applicable to them in connection with the performance of each of their respective obligations under this Agreement, or applicable to the performance of each of their respective businesses.

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    13. Indemnification.

       (a) Recordkeeper shall indemnify, defend and hold harmless Company, Distributors and each Fund and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended ("Company Indemnitees") from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorney's fees) they incur ("Losses") insofar as such Losses arise out of or are based upon (i) Recordkeeper's or its Designees' negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, (ii) any breach by Recordkeeper or its Designees of any material provision of this Agreement, (iii) adherence to instructions that Company or Distributors reasonably believes were originated by authorized representatives of Recordkeeper, and (iv) any material breach by Recordkeeper or its Designees of a representation, warranty or covenant made by it in this Agreement (including the failure to wire funds or provide the Federal Funds reference number thereof by the deadline established in Section 6(a). Recordkeeper shall also reimburse Company Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Recordkeeper may otherwise have.

       (b) Company and Distributors shall indemnify, defend and hold harmless Recordkeeper and each of its affiliates, directors, officers, employees and agents and each person who controls it within the meaning of the Securities Act of 1933, as amended, (the "Recordkeeper Indemnitees") from and against any and all Losses insofar as such Losses arise out of or are based upon (i) Company's or Distributors' or their designees' negligence, willful misconduct or violation of applicable law in the performance of their duties and obligations under this Agreement (ii) any breach by Company or Distributors or their designees of any material provision of this Agreement, (iii) any untrue or alleged untrue statement of a material fact, or any omission to state a material fact required to be stated therein, contained in the Fund Registration Statement, Fund prospectus, Fund statement of additional information or any sales literature or promotional material or other information furnished to Recordkeeper (or any amendment or supplement to any of the foregoing), in writing, for inclusion in Plan prospectus, SAI or sales materials, or otherwise for distribution to the Participants or prospective participants, or their Designees and (iv) any material breach by Company or Distributors of a representation, warranty or covenant made in this Agreement; (v) Company and Distributors shall also reimburse Recordkeeper Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Company and Distributors may otherwise have.

       (c) Promptly after receipt by a Party entitled to indemnification under this Section 13 (an "Indemnified Party") of notice of the commencement of any litigation, investigation, action, claim or proceeding, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 13 (the "Indemnifying Party"), notify the Indemnifying Party of the commencement thereof; but failure to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought under the

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indemnification provision of this Section, except to the extent that the failure to notify results in the failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged as a result of failure to give notice. In case any such action is brought against any Indemnified Party, and it notified the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this Section 13 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party may not settle any action without the written consent of the Indemnifying Party. The Indemnifying Party may not settle any action without the written consent of the Indemnified Party unless such settlement completely and finally releases the Indemnified Party from any and all liability. In either event, consent shall not be unreasonably withheld.

       (d) In no event shall an Indemnifying Party be liable under the indemnification provisions contained in this Agreement to any individual or entity with respect to any Losses that arise out of or result from a breach by an Indemnified Party of any representation, warranty, and/or covenant hereunder.

       (e) A successor by law of the Parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Section 13. The indemnification provisions contained in this Section 13 shall survive any termination of this Agreement.

    14. Fees.

       (a) In consideration of the Services to be provided by Recordkeeper to Company pursuant to this Agreement and the assumption by Recordkeeper of all of its other obligations under this Agreement, and in order otherwise to appropriately recognize the relative rights and responsibilities of the Parties hereto, Company shall calculate and pay and Recordkeeper shall be entitled to receive from Company the fees set forth in Schedule A to this Agreement (the "Fees"). Each of Company and Recordkeeper represent to one another that it does not intend these payments primarily to result in the sale of securities, for purposes of Rule 12b-l(a)(2) under the Investment Company Act of 1940. The Parties further agree that the Fees are primarily for shareholder servicing and other administrative services provided by Recordkeeper and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. All Fees shall be considered final unless disputed by Recordkeeper in writing within 60 days of the receipt.

       (b) If requested in writing by Company, and at Company's expense, Recordkeeper shall provide to Company, by February 14th of each year, a "Special Report" from a nationally recognized accounting firm reasonably acceptable to Company which substantiates for each month of the prior calendar year: (i) the number of open accounts maintained by Recordkeeper on the last day of each month which held shares of each Fund for which the fee provided for in this Section 14 was received by Recordkeeper, (ii) that any fees billed to Company for such month were accurately determined in accordance with this Agreement, and

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(iii) such other information in connection with this Agreement as may be reasonably requested by Company.

    15. Representations and Warranties.

       (a) Company and Distributors. Company and Distributors each represents and warrants to Recordkeeper that:

           (i) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

           (ii) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

           (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

           (iv) The execution, performance and delivery of this Agreement shall not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

           (v) The Funds are, and shall be, registered as investment companies under the Investment Company Act of 1940, or series or classes thereof, and Fund shares sold by the Funds are, and shall be, registered under the Securities Act of 1933, in each case;

           (vi) The registration statement under the 1933 Act for the Fund and the registration statement under the 1940 Act for the Fund will be amended from time to time as required in order to effect the continuous offering of the Fund or as may otherwise be required by applicable law; and

           (vii) Although the purposes of and consideration for the Fees payable by Company to Recordkeeper pursuant to this Agreement are as set forth elsewhere in this Agreement, the rate of the Fees paid will be based primarily on the amount of cost savings that will accrue to Company as a result of Recordkeeper's performance of the Services.

        (b) Recordkeeper. Recordkeeper represents and warrants to Company and Distributors that:

           (i) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

           (ii) This Agreement constitutes the legal, valid and binding obligation of Recordkeeper and is enforceable against Recordkeeper in accordance with its terms;

           (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

           (iv) The execution, performance and delivery of this Agreement shall not result in Recordkeeper or any Designee violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

           (v) It and each Designee is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act") or is not required to be registered as such;

           (vi) The arrangements provided for in this Agreement shall be disclosed to the Plans;

           (vii) It and each Designee is not and shall not be a "fiduciary" with respect to the provision of the Services for any Plan as such term is defined in
Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

           (viii) The receipt of the fees described in Section 14 of this Agreement by Recordkeeper or any Designee and the provision of the Services to the Plans under this Agreement by Recordkeeper or any Designee does not and shall not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

           (ix) It and each Designee is registered as a broker-dealer under the 1934 Act and any applicable state securities laws, including any laws applicable as a result of entering into and performing the Services set forth in this Agreement, or is not required to be so registered;

           (x) It and each Designee is authorized to act on behalf of each Plan on whose behalf it is effecting transactions in the Account in connection with the Services pursuant to an agreement with the Plan Representative and is satisfied that the person or persons who signed Recordkeeper's or Designees' contracts with the Plan were themselves properly authorized by the Plan and the entity which they represent;

           (xi) Recordkeeper acknowledges that (i) shares of the Fund, including shares that fund the Plans, are owned by non-insurance company shareholders;
(ii) the Fund's Board of Directors will take action in accordance with what it believes to bein the best interests of all Fund shareholders, including, but not limited to, liquidating, dissolving or merging the Fund assets into another registered open-end management investment company; and (iii) the Board will not refrain from taking any such action or delay taking any such action due to any regulatory requirements that may apply specifically to Recordkeeper and any other insurance company shareholders, including, but not limited to, obtaining an order of the Securities and Exchange Commission to permit a substitution of shares of another fund for Fund shares, provided that, to the extent circumstances permit, Company shall give Recordkeeper prior notice of any such action; and

           (xii) Interests under the underlying Plan are and will be registered under the Securities Act of 1933, as amended (the "1933 Act"), and are and will be registered and qualified for sale in the states where so required.

    16. Termination.

        (a) Any Party may terminate this Agreement by providing 90 days' prior written notice to the other Parties.

        (b) Notwithstanding the foregoing, this Agreement may be terminated in whole or as to any Fund by any Party (i) at any time by giving 30 days' prior written notice to the other Parties in the event of a material breach of this Agreement by any other Party or Parties that is not cured during such 30-day period; and (ii) at any time by giving written notice to the other Parties: (A) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission or any other regulatory body provided that the terminating Party has a reasonable belief that the institution of formal proceedings is not without foundation and shall have a material adverse impact on the terminating Party; (B) upon assignment of the Agreement in contravention of the terms of this Agreement; (C) in the event shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of the Plans (prompt notice shall be given by either Party to the other in the event the conditions of this provision occur); (D) as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self regulatory organization with jurisdiction over the terminating Party; and (E) at the option of a Party, if such Party determines in its sole judgment exercised in good faith, that non-terminating Party has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the terminating Party.

        (c) In the event of termination of the Agreement, each Party's obligations shall survive until no Active Interests participating in the Fund are maintained in the Accounts; provided, however, that (i) Company shall have no obligation to open new Accounts pursuant to Section 2(a), and (ii) Company's obligation to pay the Fees shall survive for a period no longer than one year from the date of termination (unless termination is the result of an event described in Section 16(b)(i) or (ii)(A-D), in which case Company's obligation to pay the Fees shall end as of the date of such termination). Participants who hold an Active Interest in the Plan prior to termination of this Agreement shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the existing Plan.

    17. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the state of Wisconsin.

    18. Amendment and Waiver. No provision of this Agreement shall be modified, amended or waived except in writing and only when signed by all of the Parties to this Agreement. No waiver of any provision of this Agreement shall be binding unless in writing and executed by the Party granting such waiver. Any valid waiver of a provision set forth in this Agreement shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

    19. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Agreement may not be assigned or transferred by any Party without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights and obligations pursuant to this Agreement to any entity that controls, is controlled by or is under common control with that Party.

20. Entire Agreement. This Agreement contains the full and complete understanding between the Parties with respect to the transactions covered and contemplated under this Agreement, and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, whether oral or written, express or implied.

    21. Relationship of Parties; No Joint Venture. Except for the limited purpose provided in Section 5(e), all Services performed under this Agreement by Recordkeeper shall be as an independent contractor and not as an employee or agent of Company, Distributors or the Funds, and none of the Parties shall hold itself out as an agent of any other Party with the authority to bind such Party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the Parties.

    22. Operations of Funds. In no way shall the provisions of this Agreement limit the authority of any Fund, Company or Distributors to take any action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares. In no way shall the provisions of this Agreement limit the authority of Recordkeeper to take any action as it may deem appropriate or advisable in connection with all matters relating to the provision of Services or the shares of funds other than the Funds offered to the Plans.

    23. Notices. All notices under this Agreement shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the respective Parties as follows:

        if to Recordkeeper:

        Equitable Life Assurance Society of the United States
        1290 Avenue of the Americas
        New York, NY 10104
        Attention: Gary Lineberry
        Telephone No.: (212) 314-6885
        Facsimile No.: (212) 468-1096

        if to Company:

        Strong Investor Services, Inc.
        100 Heritage Reserve
        Milwaukee, WI 53051
        Attention: General Counsel
        Facsimile No.: (414)359-3948

        if to Distributors:

        Strong Investments, Inc.
        100 Heritage Reserve
        Milwaukee, WI 53051
        Attention: General Counsel
        Facsimile No.: (414) 359-3948

    24. Confidentiality. Each Party agrees to take all steps necessary to comply with all applicable laws, rules and regulations (including, without limitation, the Securities and Exchange Commission Regulation S-P) protecting the privacy of consumer nonpublic personal financial information ("Consumer Information") disclosed to each Party under this Agreement. Each Party agrees not to disclose or use Consumer Information other than to carry out the purposes for which such Consumer Information is disclosed or as otherwise permitted by law. In addition, Distributor and Company agree that neither they nor their affiliates will use any information about Participants, Plans, Plan Representatives or employers that result from the relationship with Recordkeeper, other than as contemplated by this Agreement, in connection with any offer to sell or solicitation of any offer to buy any security or financial product service to or from any such person or entity; provided that the provisions of this Section 24 shall not prohibit Company or Distributors or any of their affiliates from utilizing for any purpose such information if such information is obtained in any manner other than as a result of this Agreement.

    25. Expenses. All expenses incident to the performance by each Party of its respective duties under this Agreement shall be paid by that Party, except as otherwise specifically set forth herein.

    26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    27. Title Passage. All sales of shares hereunder are made, and title to shares of the Funds shall pass, in Menomonee Falls, Wisconsin.

    28. Non-Exclusivity. Each of the Parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the Parties is free to enter into similar agreements and arrangements with other entities.


                                        STRONG INVESTOR SERVICES, INC.

                                        /s/
                                        -------------------------------------
                                        Name:
                                        Title: Assistant Secretary

                                        STRONG INVESTMENTS, INC.

                                        /s/
                                        -------------------------------------
                                        Name:
                                        Title: Assistant Secretary

                                        EQUITABLE LIFE ASSURANCE SOCIETY
                                        ON BEHALF OF ITS SEPARATE ACCOUNT 206

                                        /s/
                                        -------------------------------------
                                        Name:
                                        Title: Assistant Vice President

                                   SCHEDULE A
                                 Funds and Fees



(b) The Funds subject to this Agreement and applicable annual fees are as follows:

                           SCHEDULE B -- The Services

To the extent required by each Plan or applicable law, Recordkeeper or its Designees shall perform the following services which shall be the responsibility of Recordkeeper and shall not be the responsibility of the Funds, Company or
Distributors:

1. Maintain records for each Plan which holds shares ("Shares") of any Fund in a Recordkeeper account and for each Fund, which shall, without limitation, include:

   (a) Number of Shares;

   (b) Date and price of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

   (c) Name and address of each Participant, including zip codes and tax identification numbers;

   (d) Records of distributions and dividend payments, if applicable;

   (e)Any transfers of Shares; and

   (f) Such other records relating to the Plans or underlying Participants as may be required by applicable law.

2. To facilitate the Plans' beneficial ownership of Shares, Recordkeeper shall provide or arrange to provide adequate facilities and procedures to: (a) establish and maintain Fund investments on behalf of the Plans within accounts on Recordkeeper's transaction processing and recordkeeping system, and (b) access the Plans' current Fund information including, but not limited to, Share balances, dividend information and transaction history.

3. Recordkeeper's transaction processing system shall enable the Plans to purchase, redeem and exchange shares of Funds available through Recordkeeper. If Recordkeeper has established omnibus accounts, Recordkeeper shall facilitate the settlement of Plan transactions in each Fund.

4. Recordkeeper shall credit employer contributions to individual Participant accounts in accordance with the employer's instruction and invest such contributions and other Plan assets in Shares of the Funds to the extent so designated by the employer, Plan trustee or Participant.

5. Recordkeeper shall disburse or credit to the Plans and maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. Recordkeeper shall prepare and transmit to the Plans and Participants, periodic account statements showing, among other things, the total number of Shares owned as of the statement closing date, purchases and redemptions of Shares during the period covered by the statement, the net asset value of the Funds as of a recent date, and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), and individualized data for Participants.

7. Transmit to the Plans or the Participants prospectuses, proxy materials, shareholder reports, and other information provided by Company, Distributors or a Fund.

8. Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts and transmit to each Plan confirmations of purchase orders and redemption requests placed by each Plan.

9. Prepare, transmit and file all federal, state and local government reports and returns with respect to each account maintained on behalf of the Plans.

10. Use reasonable diligence to ensure that the purchase of Shares of a Fund by Participants pursuant to this Agreement are in accordance with the terms of the applicable Fund prospectus, including the minimum investment applicable to each Fund.

11. Respond to Participants' inquiries.